                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 15, 2002


                              ENERGY PARTNERS, LTD.
             (Exact name of registrant as specified in its charter)

           Delaware                            001-16179                     72-1409562
(State or other jurisdiction of         (Commission File Number)            (IRS Employer
 incorporation of organization)                                          Identification Number)

                       201 St. Charles Avenue, Suite 3400
                          New Orleans, Louisiana 70170
                    (Address of principal executive offices)


                                 (504) 569-1875
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed from last report)

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated January 22, 2002, as set forth in the page(s) attached hereto:

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On January 15, 2002, Energy Partners, Ltd. ("EPL") announced that it had completed the acquisition of Hall-Houston Oil Company and certain affiliated interests ("Hall-Houston"). Hall-Houston, founded in 1983, was a privately held exploration and production company based in Houston, Texas with operations focused in the central region of the Gulf of Mexico Shelf. Hall-Houston is an exploration-focused company with technical expertise, high quality natural gas reserves and an attractive inventory of exploratory prospects.

     Closing of the transaction was subject to a minimum threshold for participation in EPL's exchange offer to Hall-Houston's debtholders of 80% of the $80.2 million debt outstanding. At closing, 96% of the total Hall-Houston debt outstanding was tendered in exchange for a combination of $38.4 million in newly-issued EPL 11% Senior Subordinated Notes and $38.4 million in newly-issued EPL Series D Exchangeable Convertible Preferred Stock. The balance of the non-tendered debt of $3.4 million was retired in cash.

     Hall-Houston preferred and common stockholders and holders of affiliated interests received approximately $1.7 million in cash, 574,931 shares of EPL common stock and warrants to purchase four million EPL common shares. Of these warrants, one million have a strike price of $9.00 per share and three million have a strike price of $11.00 per share. Also, preferred stockholders of Hall-Houston will have the right to receive contingent consideration related, in general, to the before tax present value of future proved reserve additions from exploratory prospect acreage held by Hall-Houston as of the closing date.

     The cash portions of the transaction were funded by bank debt. EPL has arranged an increase in its existing credit facility to a total of $100 million.

     EPL also announced on January 15, 2002, that Gary Hall, Hall-Houston's Chairman and CEO, would be named Vice-Chairman of EPL and elected a Director by EPL's Board of Directors; Bruce Sidner, Hall-Houston's Vice President of Exploration, would be named EPL's Executive Vice President of Exploration; and John Peper, Hall-Houston's Senior Vice President and General Counsel, would be named Executive Vice President of Law and Business Development, all subject to Board of Directors approval, which was granted on January 17, 2002.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired

     (1) The audited consolidated balance sheets of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2001, including the notes thereto, and the related report of KPMG LLP.

(b)  Pro Forma Financial Information

     (1) Unaudited Pro Forma Condensed Consolidated Balance Sheet of Energy Partners, Ltd. as of December 31, 2001, including the notes thereto.

     (2) Unaudited Pro Forma Condensed Consolidated Statement of Operations of Energy Partners, Ltd. for the year ended December 31, 2001, including the notes thereto.

(c)  Exhibits.

     23.1 Consent of KPMG LLP

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Hall-Houston Oil Company:


We have audited the accompanying consolidated balance sheets of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As described in note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments in 2001.



                                                    KPMG LLP





Houston, Texas
March 19, 2002

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000

                          (Dollar amounts in thousands)

                                           ASSETS                                                     2001            2000
                                                                                                  ------------    ------------
Current assets:
     Cash and cash equivalents                                                                    $        606    $      4,608
     Cash collateral account, restricted                                                                   572           2,545
     Accounts receivable:
        Trade, net of allowance of $1,192 and $592 at December 31, 2001 and
           2000, respectively                                                                            5,403           9,936
        Insurance recovery                                                                                  --           1,152
        Employees and affiliates                                                                             7              20
        Other                                                                                               42              69
     Taxes receivable                                                                                      831              --
     Inventories                                                                                         1,200           1,015
     Prepaid expense                                                                                     2,310             992
     Other current assets                                                                                   58              49
                                                                                                  ------------    ------------
                 Total current assets                                                                   11,029          20,386
                                                                                                  ------------    ------------
Oil and natural gas properties, at cost, using the successful-efforts method of accounting             149,391          86,375
Less accumulated depreciation, depletion, impairment, and amortization                                 (64,762)        (41,242)
                                                                                                  ------------    ------------
                 Net oil and natural gas properties                                                     84,629          45,133

Other property and equipment, net of accumulated depreciation                                              339             403
Deferred income taxes, net                                                                              12,447           2,791
Deferred financing costs, net of accumulated amortization of $552 in 2001 and $111 in 2000               1,168             889
Other assets                                                                                               928             722
                                                                                                  ------------    ------------
                                                                                                  $    110,540    $     70,324
                                                                                                  ============    ============

                                LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Notes payable                                                                                $      7,365    $         --
     Accounts payable and accrued liabilities                                                           32,174          22,137
     Gas imbalances payable                                                                                 76              76
                                                                                                  ------------    ------------
                 Total current liabilities                                                              39,615          22,213
                                                                                                  ------------    ------------
Long-term debt                                                                                          80,156          36,000
Employee royalty trust obligation                                                                        6,583           5,654
Accrued dismantlement and abandonment costs                                                              6,398           3,078
Other long-term liabilities                                                                                386             367
Deferred revenue                                                                                         4,055          12,303
                                                                                                  ------------    ------------
                 Total liabilities                                                                     137,193          79,615
                                                                                                  ------------    ------------
Mandatory redeemable preferred stock, $0.01 par value. Authorized 5,000,000 shares;
     $100 liquidation preference per share; issued and outstanding 180,038 shares                       18,004          18,004

Stockholders' deficit:
     Common stock, $0.01 par value. Authorized 19,000,000 Series A and 6,000,000
        Series B Nonvoting shares; issued and outstanding 3,175,489 Series A shares                         32              32
Additional paid-in capital                                                                                  82              82
Accumulated deficit                                                                                    (44,771)        (27,409)
                                                                                                  ------------    ------------
                 Total stockholders' deficit                                                           (44,657)        (27,295)

Contingencies (note 16)
                                                                                                  ------------    ------------
                                                                                                  $    110,540    $     70,324
                                                                                                  ============    ============


See accompanying notes to consolidated financial statements.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                      Consolidated Statements of Operations

                  Years ended December 31, 2001, 2000 and 1999

             (Dollar amounts in thousands except per share amounts)


                                                               2001            2000           1999
                                                           ------------    ------------    ------------
Revenue:
     Oil and natural gas revenues                          $     27,904    $     19,254    $      9,679
     Gain on sale of oil and natural gas properties               6,457          27,734          17,482
     Other                                                        1,650             489             716
                                                           ------------    ------------    ------------
                                                                 36,011          47,477          27,877
                                                           ------------    ------------    ------------
Costs and expenses:
     Lease operating                                              8,760           6,023           7,160
     Exploration expenditures and dry hole costs                 14,283           3,070          11,999
     Impairment of oil and natural gas properties                 7,312             957           6,224
     Depreciation, depletion and amortization                    18,064           7,452           6,283
     General and administrative                                   3,247           4,202           4,423
     Merger-related costs                                           427              --              --
     Other                                                          600             825           4,326
                                                           ------------    ------------    ------------
                                                                 52,693          22,529          40,415
                                                           ------------    ------------    ------------
                 Income (loss) from operations                  (16,682)         24,948         (12,538)

Other income (expense):
     Interest income                                                329             308             294
     Interest expense                                            (9,406)         (5,001)         (4,054)
                                                           ------------    ------------    ------------
                                                                 (9,077)         (4,693)         (3,760)
                                                           ------------    ------------    ------------
                 Income (loss) before income taxes              (25,759)         20,255         (16,298)

Income tax benefit                                               10,535           1,742             122
                                                           ------------    ------------    ------------
                 Net income (loss)                              (15,224)         21,997         (16,176)

Preferred stock dividends                                        (2,138)         (1,913)         (2,250)
                                                           ------------    ------------    ------------
                 Net income (loss) attributed to
                    common stockholders                    $    (17,362)   $     20,084    $    (18,426)
                                                           ============    ============    ============
Net  income (loss) per share attributed to common
      stockholders:

        Basic                                              $      (5.47)   $       6.32    $      (5.80)
                                                           ============    ============    ============
        Diluted                                            $      (5.47)   $       3.65    $      (5.80)
                                                           ============    ============    ============
Weighted average number of common shares outstanding
      used in computing net income (loss) per share:
        Basic                                                     3,175           3,175           3,175
                                                           ============    ============    ============
        Diluted                                                   3,175           6,033           3,175
                                                           ============    ============    ============



See accompanying notes to consolidated financial statements.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                Consolidated Statements of Stockholders' Deficit

                  Years ended December 31, 2001, 2000 and 1999

                          (Dollar amounts in thousands)


                                                         ADDITIONAL                       TOTAL
                                           COMMON          PAID-IN     ACCUMULATED     STOCKHOLDERS'
                                            STOCK          CAPITAL       DEFICIT         DEFICIT
                                         ------------   ------------   ------------    -------------
Balances as of
      December 31, 1998                  $         32   $         82   $    (29,067)   $    (28,953)

Accrued dividends in arrears
      on mandatory redeemable
      preferred stock                              --             --         (2,250)         (2,250)

Net loss                                           --             --        (16,176)        (16,176)
                                         ------------   ------------   ------------    ------------

Balances as of
      December 31,1999                             32             82        (47,493)        (47,379)

Dividends on mandatory
      redeemable preferred stock                   --             --         (1,913)         (1,913)
Net income                                         --             --         21,997          21,997
                                         ------------   ------------   ------------    ------------

Balances as of
      December 31, 2000                            32             82        (27,409)        (27,295)

Accrued dividends in arrears
      on mandatory redeemable
      preferred stock                              --             --         (1,688)         (1,688)

Dividends on mandatory
      redeemable preferred stock                   --             --           (450)           (450)

Net loss                                           --             --        (15,224)        (15,224)
                                         ------------   ------------   ------------    ------------

Balances as of
      December 31, 2001                  $         32   $         82   $    (44,771)   $    (44,657)
                                         ============   ============   ============    ============



See accompanying notes to consolidated financial statements.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000 and 1999

                          (Dollar amounts in thousands)


                                                                                        2001             2000            1999
                                                                                   -------------    -------------    -------------
Cash flows from operating activities:
      Net income (loss)                                                            $     (15,224)   $      21,997    $     (16,176)
      Adjustments to reconcile net income (loss) to net cash provided by
          (used in) operating activities:
              Gain on sale of oil and gas assets                                          (6,457)         (27,734)         (17,482)
              Depreciation, depletion, and amortization                                   18,064            7,452            6,283
              Amortization of deferred revenue                                            (8,248)          (7,441)          (7,985)
              Dry hole and impairment costs                                               19,443            1,262           14,888
              Deferred income taxes                                                       (9,656)          (2,791)              --
              Change in assets and liabilities affecting operating activities:
                  Decrease (increase) in accounts receivable                               5,725           (7,420)          (3,298)
                  Decrease (increase) in taxes receivable                                   (831)              --              926
                  Decrease (increase) in materials and supplies inventory                   (185)             369             (875)
                  Decrease (increase) in other assets                                     (1,092)              15              341
                  Increase in accounts payable and  accrued liabilities                    9,127            1,962            7,560
                  Increase in deferred revenue                                                --            5,710           17,765
                  Increase (decrease) in other liabilities                                   929             (473)           2,707
                  Other                                                                      (94)             (90)            (225)
                                                                                   -------------    -------------    -------------
                           Total adjustments                                              26,725          (29,179)          20,605
                                                                                   -------------    -------------    -------------
                           Net cash provided by (used in) operating activities            11,501           (7,182)           4,429
                                                                                   -------------    -------------    -------------
Cash flows from investing activities:
      Property acquisitions                                                               (1,650)          (3,064)            (180)
      Exploration and development expenditures                                           (73,957)         (30,675)         (47,319)
      Other property and equipment additions                                                 (57)             (80)            (198)
      Proceeds from sales of oil and gas assets                                           10,817           56,468           20,774
                                                                                   -------------    -------------    -------------
                           Net cash provided by (used in) investing activities           (64,847)          22,649          (26,923)
                                                                                   -------------    -------------    -------------
Cash flows from financing activities:
      Borrowings under short-term debt                                                     7,661               --               --
      Borrowings under long-term debt                                                     48,388           32,525           32,399
      Principal payments under long-term debt and notes payable                           (7,860)         (48,497)            (137)
      Cash dividends on mandatory redeemable preferred stock                                (900)          (3,713)            (450)
      Deposits to cash collateral account                                                (12,388)         (12,525)         (33,470)
      Fundings from cash collateral account                                               45,630           29,682           55,038
      Refunding obligations to cash collateral account                                   (31,187)         (15,469)         (25,296)
                                                                                   -------------    -------------    -------------
                           Net cash provided by (used in) financing activities            49,344          (17,997)          28,084
                                                                                   -------------    -------------    -------------
                           Net increase (decrease) in cash and cash equivalents           (4,002)          (2,530)           5,590

Cash and cash equivalents, beginning of year                                               4,608            7,138            1,548
                                                                                   -------------    -------------    -------------
Cash and cash equivalents, end of year                                             $         606    $       4,608    $       7,138
                                                                                   =============    =============    =============
Supplemental cash flow information:
      Interest paid                                                                $       7,247    $       5,171    $       2,138
                                                                                   =============    =============    =============
      Income taxes paid                                                            $       1,000    $          --    $          --
                                                                                   =============    =============    =============
Non cash transactions:
      Vendor offset received relating to the Company's 2000 Exploration
          and Development Facility (see note 5)                                    $       2,612    $       2,475    $          --
                                                                                   =============    =============    =============
      Vendor offset received relating to the Company's 1996 Exploration
          and Development Facility (see note 5)                                    $          --    $          --    $       6,511
                                                                                   =============    =============    =============
      Facility fees associated with long-term debt (see note 5)                    $         720    $       1,000    $          --
                                                                                   =============    =============    =============
      Property acquisition - assumption of abandonment liability                   $       1,325    $          --    $          --
                                                                                   =============    =============    =============
      Accrued preferred dividends in arrears                                       $       1,688    $          --    $       2,250
                                                                                   =============    =============    =============



See accompanying notes to consolidated financial statements.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999




(1)  ORGANIZATION

     BACKGROUND AND BUSINESS

     Hall-Houston Oil Company (the Company), a Texas corporation, was incorporated in 1982 and commenced operations in November 1983. The Company is an independent energy company engaged in oil and natural gas exploration, development, and production operations primarily in the shallow to moderate depth waters of the Gulf of Mexico off the coasts of Louisiana and Texas.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     The consolidated financial statements of the Company include its wholly owned subsidiaries, Hall-Houston Operating Company and Hall-Houston Malaysia Ltd., which were formed during 1990 and the net assets of the Hall-Houston Employee Royalty Trust (see note 11). All significant intercompany accounts and transactions are eliminated in consolidation. Hall-Houston Malaysia Ltd. was formed to engage in oil and natural gas exploration, development, and production operations offshore of Malaysia and has been inactive since 1999.

     CASH COLLATERAL ACCOUNT, RESTRICTED

     The Company's restricted cash was invested in short-term, highly-liquid investments. The carrying value approximated fair value because of the short-term maturity of these investments. As of December 31, 2001 and 2000, the amount disclosed as restricted cash is available to the Company in accordance with the terms of the Company's 2000 Exploration and Development Facility (see note 5).

     INVENTORIES

     Materials and supplies are carried at the lower of average cost or market value. There was no reduction of average cost to market value during 2001 or 2000.

     REVENUE RECOGNITION

     The Company records revenue in accordance with the entitlement method of accounting for production imbalances in which any amount of production volumes received in excess of the Company's net revenue interest in the property is recorded as a liability. If less than the Company's entitlement is received, the underproduction is recorded as a receivable. Production imbalances are recorded at the lower of the sales price in effect at the time of production or current market value. Substantially all of such amounts are anticipated to be settled with production in future periods. The Company's imbalance position was not significant in terms of units or value at December 31, 2001 or 2000.

     OTHER PROPERTY AND EQUIPMENT

     Other property and equipment is carried at cost. Depreciation of other property and equipment is provided for on a straight-line basis over the estimated useful lives of the assets ranging from three to five years.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999



     OIL AND NATURAL GAS PROPERTIES

     The Company uses the successful efforts method of accounting for its oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves and geological and geophysical costs are expensed. Capitalized costs of producing oil and natural gas properties are depleted on a units-of-production basis over the estimated life of the related proved reserves. Oil is converted to equivalent cubic feet of natural gas on an energy content basis of one barrel to 6 thousand cubic feet (Mcf). Depreciation and depletion of capitalized costs is provided on a property-by-property basis. Costs associated with unproved properties and costs associated with properties that have yet to commence production of approximately $19,857,000 and $18,325,000 as of December 31, 2001 and 2000,
     respectively, have been excluded from depreciation and depletion.

     Unproved leasehold costs are assessed periodically on a property-by-property basis and impairments in value are recognized to the extent, if any, that the cost of the property has been impaired. Costs of oil and natural gas properties surrendered are charged against the valuation allowance. The Company recorded unproved leasehold impairment of approximately $237,000, $718,000, and $1,761,000 in 2001, 2000, and 1999,
     respectively.

     The estimated costs of dismantling and abandoning offshore oil and natural gas properties are provided for currently using the units-of-production basis over the estimated life of the related proved reserves. Such provision is included in depreciation, depletion, and amortization in the accompanying statements of operations. As of December 31, 2001, estimated costs of dismantling and abandoning offshore oil and natural gas properties, net of salvage value, were approximately $9,466,000. To date, approximately $6,398,000 has been accrued for and is included in the accompanying consolidated balance sheets.

     The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate the carrying value of those assets may not be recoverable. Generally accepted accounting principles require that an impairment loss be recognized whenever the carrying amount of an asset exceeds the estimated future net cash flows (undiscounted) of the asset. The Company performs its impairment review of proved oil and natural gas properties on a depletable unit basis. For any depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is immediately recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying expected future oil and natural gas prices, as determined by management, to estimated future production of oil and natural gas reserves over the economic lives of the reserves. Impairment of proved properties of approximately $7,075,000, $239,000, and $4,463,000 was recognized in 2001, 2000, and 1999, respectively.

     Upon the sale or retirement of a complete unit of proved property, the cost and related accumulated depreciation, depletion, impairment, and amortization are eliminated from the property accounts, and the resulting gain or loss is recognized.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     ENVIRONMENTAL

     The Company is subject to extensive Federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effect of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

     INCOME TAXES

     The Company accounts for income taxes under the asset and liability method, which requires that deferred tax assets and liabilities be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Total deferred tax assets are reduced by a valuation allowance to an amount that in management's judgment is more likely than not to be realized as a future tax benefit. The provision for deferred tax expense or benefit is the change during the period in the deferred tax assets, net of any valuation allowance, and liabilities.

     DEFERRED FINANCING COSTS

     Facility fees incurred in conjunction with the establishment of various debt facilities are deferred and are amortized as additional interest expense over the maturity period of the related debt (see note 5).

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional common shares that could have been outstanding assuming the conversion of Redeemable Preferred Stock (see note 8) which have a dilutive effect on earnings per share. For the years ended December 31, 2001 and 1999, the Company excluded all potentially dilutive securities, as a net loss was incurred during the periods.

     CASH EQUIVALENTS AND STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, highly liquid investments with original maturities of three months or less are considered cash equivalents. At December 31, 2001, 2000, and 1999, interest bearing cash equivalents were approximately $1,000,000, $6,300,000, and $10,700,000, respectively.

     CONCENTRATION OF CREDIT RISK

     A portion of the Company's oil and natural gas production revenues are derived from uncollateralized sales to customers in the oil and natural gas industry. The concentration of credit risk within a single industry

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     affects the Company's overall exposure to credit risk as the industry may be similarly affected by changes in economic and other conditions. During November 2001, the Company sold natural gas production to ENA Upstream Company LLC, an indirect subsidiary of Enron Corp. ENA Upstream Company LLC filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in January 2002. The Company recorded an allowance associated with such receivable of approximately $414,000 as of December 31, 2001.

     DERIVATIVE INSTRUMENTS

     During 2001, the Company entered into a number of commodity option contracts to reduce exposure to fluctuations in the price of natural gas. The contracts consisted of cash settled natural gas put options. The natural gas put options were settled based on the average of the reported settlement price for the last three scheduled trading days of the NYMEX Henry Hub Natural Gas Futures Contracts for the applicable settlement period. The counterparty was required to make a payment to the Company if the settlement price for any settlement period was below the target price specified in the put option contract. Premiums associated with entering into such transactions were approximately $1,452,000 and the Company recognized gains from increases in the intrinsic value of the derivative instruments of approximately $3,007,000 as a result of the settlement price being below the target price specified in the applicable contract. The Company did not designate the commodity option contracts as cash flow hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities which the Company adopted January 1, 2001. The Company had no derivative instruments in 2000 or 1999.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, as well as the reported amounts of revenues and expenses and reserve information which affects the depreciation, depletion, and amortization calculation and the measurement of impairment of the carrying amount of proved oil and gas properties on total capitalized costs. Actual results could differ from those estimates.

     RECLASSIFICATIONS

     Certain reclassifications have been made to prior period amounts for comparability with current year presentation.

(3)  SALES OF OIL AND NATURAL GAS PROPERTIES

     During 2001, 2000, and 1999, the Company sold its interests in certain domestic proved oil and natural gas properties in unrelated transactions with third parties. The oil and natural gas property sales had a positive impact on the Company's liquidity and capital resources and resulted in substantial gains to the Company.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999





     The following chronological table lists such sales for the years ended December 31, 2001, 2000, and 1999, respectively, with the corresponding gain or loss:

   YEAR ENDED DECEMBER 31, 2001                      CASH PROCEEDS     GAIN/(LOSS)
   ----------------------------                      -------------   -------------
October 2001                                         $  10,601,000   $   6,277,000
Net adjustments to prior year's sales                      216,000         180,000
                                                     -------------   -------------
                                                     $  10,817,000   $   6,457,000
                                                     =============   =============

     During 2001, the Company sold the interest it owned in East Cameron Block 76 associated with an oil and natural gas discovery that was the product of exploratory drilling activities during the year ended December 31, 2001.

   YEAR ENDED DECEMBER 31, 2000                      CASH PROCEEDS    GAIN/(LOSS)
   ----------------------------                      -------------   -------------
April 2000                                           $      10,000   $      10,000
June 2000                                               56,458,000      27,663,000
Net adjustments to prior year's sales                           --          61,000
                                                     -------------   -------------
                                                     $  56,468,000   $  27,734,000
                                                     =============   =============

     During 2000, the Company sold the interests it owned in South Pelto Block 17, East Cameron Blocks 88 and 89 and High Island Block A-442 associated with oil and natural gas discoveries made by the Company through the closing date of the sale.

   YEAR ENDED DECEMBER 31, 1999                      CASH PROCEEDS    GAIN/(LOSS)
   ----------------------------                      -------------   -------------
June 1999                                            $     194,000   $     194,000
November 1999                                           19,151,000      17,651,000
Net adjustments to prior year's sales                    1,429,000        (363,000)
                                                     -------------   -------------
                                                     $  20,774,000   $  17,482,000
                                                     =============   =============


     The Company sold two overriding royalty interests in June of 1999 and the Company sold the interest it owned in West Cameron Block 587 in November of 1999 associated with an oil and natural gas discovery which was the product of exploratory drilling activities during the year.

     The Company has indemnified the purchasers of the oil and natural gas properties against certain title defects, environmental and property tax claims, and any other related liens accruing to the oil and natural gas properties sold through the respective sales' closing dates. Management does not believe such indemnification obligations will have a material adverse impact on the Company's financial condition.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


(4)  NOTES PAYABLE

     The following details the Company's short-term borrowings as of December 31, 2001:

                                                                                                        2001
                                                                                                  ---------------
Note payable bearing interest at 10%, due January 31, 2002, secured by certain interests in       $     4,000,000
    oil and natural gas properties (see note 12)
Note payable due in monthly installments through October 2002, including interest at 5.77%,             1,365,000
    unsecured
Note payable to a commercial bank, bearing interest at 2.89%, due May 21, 2002, guaranteed by
    related parties (see note 12)                                                                       2,000,000
                                                                                                  ---------------
                                                                                                  $     7,365,000
                                                                                                  ===============

     The Company had no short-term borrowings outstanding at December 31, 2000.

(5)  LONG-TERM DEBT

     The following details the Company's long-term debt as of December 31, 2001 and 2000:

                                                        2001                 2000
                                                   ---------------     ---------------
2000 Exploration and Development Facility          $    30,600,000     $    15,600,000
South Timbalier Block 185 Facility                      14,619,000          20,400,000
East Cameron Block 161 Facility                         13,846,000                  --
East Cameron Block 263 Facility                         10,891,000                  --
West Cameron Block 431 Facility                         10,200,000                  --
                                                   ---------------     ---------------
                                                   $    80,156,000     $    36,000,000
                                                   ===============     ===============


     2000 EXPLORATION AND DEVELOPMENT FACILITY

     During September 2000, the Company completed a financing referred to as the "Hall-Houston 2000 Exploration and Development Facility" (2000 Facility) through the private placement of $30,600,000 of 2000 12% Senior Exploration and Development Facility Notes (2000 Notes). The 2000 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement effective September 1, 2000 which also provided for the Note Purchasers to have rights to overriding royalty interests in certain oil and natural gas properties. The 2000 Facility is intended to provide financing for oil and natural gas exploration and development costs incurred by the Company within the United States of America.

     The 2000 Facility was established with a revolving credit facility feature (2000 Revolver). The 2000 Revolver is scheduled to terminate on December 31, 2002, at which time the 2000 Revolver converts to a term loan (2000 Term Loan) maturing on December 31, 2004. Through the term of the 2000 Revolver, amounts advanced under the 2000 Notes and subsequently repaid are available to be redrawn. The obligations under the 2000 Notes represent a general corporate obligation of the Company, but no financial covenant compliance or reserve coverage ratio obligations are imposed on the Company.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     Outstanding advances under the 2000 Notes bear interest at 12% per annum payable quarterly in arrears beginning September 30, 2000. A facility fee of 2% of the amount committed by each purchaser was added to each purchaser's outstanding principal amount of the loan and the facility fee bears interest at 12% per annum payable quarterly in arrears. A commitment fee of 1/2 of 1% per annum on the undrawn commitment amount is also payable quarterly in arrears. As of December 31, 2001, amounts outstanding under the 2000 Facility totaled $30,600,000 inclusive of the $600,000 facility fee.

     During the term of the 2000 Revolver, amounts advanced under the 2000 Notes are deposited in a cash collateral account, with such funds being available only for the payment of domestic oil and natural gas exploration and development costs incurred by the Company and for the payment of principal and accrued interest outstanding thereunder. Upon conversion of the 2000 Revolver to the 2000 Term Loan, funds in the collateral account will be available to the Company only for the payment of principal and accrued interest outstanding under the 2000 Notes.

     Also during the term of the 2000 Revolver, the Company is required to deposit into the cash collateral account 50% of the net cash flow from production operations conducted on the Company's domestic oil and natural gas properties, subject to certain exclusions, and 50% of the net cash proceeds received by the Company from the sale of an interest in any such property or the sale of a production payment created out of any such interest, subject to certain exclusions, until the amount then deposited in the cash collateral account equals the outstanding balance of principal and accrued interest. Upon conversion of the 2000 Revolver to the 2000 Term Loan, the required amount to be deposited into the cash collateral account increases from 50% to 75%. During the 2000 Term Loan period, funds on deposit in the cash collateral account will be distributed not less frequently than quarterly to the holders of the 2000 Notes in payment of outstanding principal and accrued interest. The 2000 Term Loan period will continue until the earlier of the 2000 Notes having been paid in full or December 31, 2004, at which time outstanding advances, facility fees, accrued interest, and commitment fees under the 2000 Notes will be repaid and the 2000 Facility will terminate.

     The payment and other obligations under the 2000 Notes are collateralized by the funds held in the cash collateral account. Upon request of those holders of 2000 Notes representing in excess of 50% of the 2000 Facility amount, the Company will collateralize the payment and other obligations under the 2000 Facility with mortgages covering its domestic oil and natural gas properties representing not less than 85% of the value associated with the Company's interest in all of its domestic oil and natural gas properties, subject to certain exclusions. The value of the Company's domestic oil and natural gas properties is calculated from the estimated pre-tax future cash flow from all categories of proved, probable, and possible reserves, discounted at a 10% per annum discount rate, attributable to the net revenue interest of the Company in those oil and natural gas properties. To the extent required, the calculation will be made by the Company as of the end of each calendar quarter and will be based on the most recent independent engineering report and internally generated engineering reports, supplements, and updates. The Company has the right to terminate the 2000 Facility and repay outstanding advances, facility fees, accrued interest, and commitment fees at any time prior to its scheduled termination date. In connection with any such termination, the balance of any funds on deposit in the cash collateral account for the 2000 Facility will be released to the Company and all mortgages and other security interests will be released.

     Generally, holders of the 2000 Notes also acquired rights to receive overriding royalty interests in the oil and natural gas properties on which funds from the cash collateral account for the 2000 Facility are spent.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999



     The right to an overriding royalty interest on any particular property is fully earned when the overriding royalty interest is created and the overriding royalty interest survives the repayment of the 2000 Notes. Overriding royalty interests are earned on a property acquisition with existing production at the time of acquisition, if the acquisition is paid for with funds from the cash collateral account for the 2000 Facility. Overriding royalty interests are earned in respect to other oil and natural gas properties when funds associated with the 2000 Facility are drawn from the cash collateral account for the payment of oil and natural gas exploration or development activities on such properties. The amount of the overriding royalty interest on each property is 2% proportionately reduced to the Company's interest in that property, subject to further reduction in certain instances.

     SOUTH TIMBALIER BLOCK 185 FACILITY

     During June 2000, the Company completed a financing referred to as the "Hall-Houston South Timbalier Block 185 Facility" (ST 185 Facility) through the private placement of $20,400,000 of South Timbalier Block 185 12% Senior Secured Facility Notes (ST 185 Notes). The ST 185 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (ST 185 Agreement) effective June 1, 2000. Amounts outstanding under the ST 185 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of South Timbalier Block 185 containing oil and natural gas reserves associated with the discovery well drilled thereon by the Company in 1999 (ST 185 Dedicated Reserves). The ST 185 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the ST 185 Dedicated Reserves proportionately reduced to the Company's interest in the property (ST 185 Nominal Overriding Royalty Interest). The proceeds from the ST 185 Facility provided general working capital to the Company.

     Within 30 days of the ST 185 Notes being repaid and the ST 185 Facility being terminated, the holders of the ST 185 Notes will be paid an amount equal to the value of the ST 185 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in South Timbalier Block 185, the value of such ST 185 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such ST 185 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to the ST 185 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates using production prices determined as of the close of business on the third business day prior to the date of repayment based on the forward 12 month New York Mercantile Exchange strip prices of oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The ST 185 Notes mature on December 31, 2003, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum. Interest at 12% and the ST 185 Nominal Overriding Royalty Interest payment accruing through September 30, 2000 were paid November 14, 2000. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of ST 185 Dedicated Reserves plus the amount due in respect of the ST 185 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     principal balance. As of December 31, 2001 amounts outstanding under the ST 185 Facility totaled approximately $14,619,000 inclusive of the $400,000 facility fee.

     EAST CAMERON BLOCK 161 FACILITY

     During January 2001, the Company completed a financing referred to as the "Hall-Houston East Cameron Block 161 Facility" (EC 161 Facility) through the private placement of $15,300,000 of East Cameron Block 161 12% Senior Secured Facility Notes (EC 161 Notes). The EC 161 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (EC 161 Agreement) effective January 15, 2001. Amounts outstanding under the EC 161 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of East Cameron Block 161 containing oil and natural gas reserves associated with the discovery wells drilled thereon by the Company (EC 161 Dedicated Reserves). The EC 161 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the EC 161 Dedicated Reserves proportionately reduced to the Company's interest in the property (EC 161 Nominal Overriding Royalty Interest). The proceeds from the EC 161 Facility provided general working capital to the Company.

     Within 30 days of the EC 161 Notes being repaid and the EC 161 Facility being terminated, the holders of the EC 161 Notes will be paid an amount equal to the value of the EC 161 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in East Cameron Block 161, the value of such EC 161 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such EC 161 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to EC 161 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates and operating and capital costs and using production prices based on the first day of the calendar quarter in which such full and final payment occurs based on all the forward monthly prices on the New York Mercantile Exchange for oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The EC 161 Notes mature on December 31, 2003, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum. Interest at 12% and the EC 161 Nominal Overriding Royalty Interest payment accruing through March 31, 2001 was paid May 15, 2001. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of EC 161 Dedicated Reserves plus the amount due in respect of the EC 161 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal balance. As of December 31, 2001, amounts outstanding under the EC 161 Facility totaled approximately $13,846,000 inclusive of the $300,000 facility fee.

     EAST CAMERON BLOCK 263 FACILITY

     During April 2001, the Company completed a financing referred to as the "Hall-Houston East Cameron Block 263 Facility" (EC 263 Facility) through the private placement of $11,220,000 of East Cameron Block 263 12% Senior Secured Facility Notes (EC 263 Notes). The EC 263 Notes were issued by the

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     Company pursuant to a Note Purchase and Sale Agreement (EC 263 Agreement) effective March 1, 2001. Amounts outstanding under the EC 263 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of East Cameron Block 263 containing oil and natural gas reserves associated with the discovery wells drilled thereon by the Company (EC 263 Dedicated Reserves). The EC 263 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the EC 263 Dedicated Reserves proportionately reduced to the Company's interest in the property (EC 263 Nominal Overriding Royalty Interest). The proceeds from the EC 263 Facility provided general working capital to the Company.

     Within 30 days of the EC 263 Notes being repaid and the EC 263 Facility being terminated, the holders of the EC 263 Notes will be paid an amount equal to the value of the EC 263 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in East Cameron Block 263, the value of such EC 263 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such EC 263 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to the EC 263 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates and operating and capital costs and using production prices based on the first day of the calendar quarter in which such full and final payment occurs based on all the forward monthly prices on the New York Mercantile Exchange for oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The EC 263 Notes mature on March 31, 2004, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum. Interest at 12% and the EC 263 Nominal Overriding Royalty Interest payment accruing through April 30, 2001 was paid June 15, 2001. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of EC 263 Dedicated Reserves plus the amount due in respect of the EC 263 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal balance (the payment for the calendar quarter ending June 30, 2001 related to net revenues received in May and June of 2001). As of December 31, 2001, amounts outstanding under the EC 263 Facility totaled approximately $10,891,000 inclusive of the $220,000 facility fee.

     WEST CAMERON BLOCK 431 FACILITY

     During September 2001, the Company completed a financing referred to as the "Hall-Houston West Cameron Block 431 Facility" (WC 431 Facility) through the private placement of $10,200,000 of West Cameron Block 431 12% Senior Secured Facility Notes (WC 431 Notes). The WC 431 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (WC 431 Agreement) effective July 16, 2001. Amounts outstanding under the WC 431 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of West Cameron Block 431 containing oil and natural gas reserves associated with the discovery well drilled thereon by the Company (WC 431 Dedicated Reserves). The WC 431 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999



     interest in the WC 431 Dedicated Reserves proportionately reduced to the Company's interest in the property (WC 431 Nominal Overriding Royalty Interest). The proceeds from the WC 431 Facility provided general working capital to the Company.

     Within 30 days of the WC 431 Notes being repaid and the WC 431 Facility being terminated, the holders of the WC 431 Notes will be paid an amount equal to the value of the WC 431 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in West Cameron Block 431, the value of such WC 431 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such WC 431 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to the WC 431 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates and capital costs and using production prices on the first day of the calendar quarter in which the full and final payment occurs based on all of the forward monthly prices on the New York Mercantile Exchange for oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The WC 431 Notes mature on March 31, 2004, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum payable in quarterly installments due and payable 45 days after the end of each calendar quarter. The first three such quarterly installments shall be in the aggregate amount of accrued and unpaid interest on the loan balance through the end of the relevant calendar quarter. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of WC 431 Dedicated Reserves plus the amount due in respect of the WC 431 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal. As of December 31, 2001, amounts outstanding under the WC 431 Facility totaled $10,200,000 inclusive of the $200,000 facility fee.

     1996 EXPLORATION AND DEVELOPMENT FACILITY

     On November 25, 1996, the Company completed a financing referred to as the "Hall-Houston 1996 Exploration and Development Facility" (1996 Facility) through the private placement of $35,000,000 of 1996 12% Senior Secured Exploration and Development Facility Notes (1996 Notes), $1,500,000 of which was subscribed for by the Hall-Houston Employee Royalty Trust (see note 11). The 1996 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (1996 Agreement) dated November 1, 1996 which also provided for such purchasers to have rights to overriding royalty interests in certain oil and natural gas properties. The 1996 Facility provided financing for oil and natural gas exploration and development costs incurred by the Company within the domestic United States of America.

     The 1996 Facility was established with a revolving credit facility feature (1996 Revolver). Under the terms of the 1996 Agreement, in December 1998, the Company received approval to extend the 1996 Revolver for a one-year period resulting in a scheduled commitment termination date of December 31, 1999 at which time the 1996 Revolver converted to a term loan (1996 Term
     Loan) maturing on December 31, 2001. Through the term of the 1996 Revolver, amounts advanced under the 1996 Notes and subsequently repaid were available to be redrawn. The obligations under the 1996 Notes represent a general corporate

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999



     obligation of the Company, but no financial covenant compliance or reserve coverage ratio obligations are imposed on the Company. On June 8, 2000, the Company paid in full amounts outstanding under the 1996 Notes and the 1996 Facility terminated. In connection with such termination, the balance of any funds on deposit in the cash collateral account for the 1996 Facility were released to the Company and all mortgages and other security interests were released.

     Outstanding advances under the 1996 Notes bore interest at 12% per annum payable quarterly in arrears beginning January 30, 1997. A commitment fee of 1/2 of 1% per annum on the undrawn commitment amount was also payable quarterly in arrears. During the term of the 1996 Revolver, amounts advanced under the 1996 Notes were deposited in a cash collateral account with such funds being available only for the payment of domestic oil and natural gas exploration and development costs incurred by the Company and for the payment of principal and accrued interest outstanding thereunder.

     Holders of the 1996 Notes also acquired rights to receive overriding royalty interests in the oil and natural gas properties on which funds from the cash collateral account for the 1996 Facility were spent. The right to an overriding royalty interest on any particular property was fully earned when the overriding royalty interest was created and the overriding royalty interest survives the repayment of the 1996 Notes. The amount of the overriding royalty interest on each property was 4%, proportionately reduced to the Company's interest in that property.

     1999 ACQUISITION AND DEVELOPMENT FACILITY

     On September 15, 1999, the Company completed a financing referred to as the "Hall-Houston 1999 Acquisition and Development Facility" (1999 Facility) through the private placement of $15,000,000 of 1999 12% Senior Secured East Cameron Blocks 88 and 89 Acquisition and Development Facility Notes (1999 Notes). The 1999 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (1999 Agreement) dated September 1, 1999. Quarterly payments in an amount equal to 75% of the Company's net revenue from East Cameron Blocks 88 and 89 were payable 45 days after the end of each calendar quarter and payments were applied first to interest and then to the principal balance.

     The 1999 Agreement also provided for such purchasers to have rights to a 3% overriding royalty interest in East Cameron Blocks 88 and 89. Amounts advanced under the 1999 Notes were deposited in a cash collateral account with such funds being available only for the acquisition of an additional interest in the East Cameron Blocks 88 and 89 and for further development of the East Cameron 88 and 89 Blocks. On June 8, 2000, the Company paid in full amounts outstanding under the 1999 Notes and the 1999 Facility terminated.

(6)  PRODUCTION PAYMENTS

     During 2001, 2000, and 1999, the Company was subject to volumetric production payment obligations created in favor of KCS Energy Services, Inc. (KCS Services) and KCS Energy Marketing, Inc. These obligations were created and subsequently supplemented between September 1994 and August 2000 in exchange for advance payments to the Company aggregating approximately $125,628,000. Of this amount, approximately $12,219,000 was received in 1994, approximately $20,181,000 was received in 1995, approximately $6,562,000 was received in 1996, approximately $17,370,000 was received in 1997, approximately $45,821,000 was received in 1998, approximately $17,765,000 was received in 1999 and the balance of $5,710,000 was received in 2000. These proceeds were received in exchange for the

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999



     obligation to deliver a specified volume of natural gas production that, in the aggregate for the production payments, totaled 73,136,351 million British thermal units (MMBtu).

     Under the terms of these production payments, the aggregate delivery obligation from the committed oil and natural gas properties commenced in December 1994, continues through December 2002 and varies from month to month during that period, with recourse for the delivery obligation associated with each production payment being limited solely to the Company's interests in the oil and natural gas properties committed to that production payment (a number of oil and natural gas properties have depleted subsequent to being committed to the production payments). In August 1998, the Company sold a number of oil and natural gas properties committed to the production payment obligation. The buyer of the oil and natural gas properties assumed delivery obligations of 29,606,288 MMBtu, and the Company was released from these future delivery obligations. Natural gas volumes are to be delivered from the Company's interest in the oil and natural gas properties committed to the production payment (at December 31, 2001, these included interests in East Cameron Block 160, High Island Block A-327, South Pelto Block 18, Vermilion Block 320 and West Cameron Block 149). The Company is scheduled to delivery 2,474,741 MMBtu during 2002 in fulfillment of the Company's remaining future delivery obligations under the volumetric production payments. Deferred revenue of approximately $4,055,000 and $12,303,000 at December 31, 2001 and 2000,
     respectively relates to the production payments and such amounts are amortized to natural gas revenues as production volumes are delivered to KCS Services.

     During January 2000, KCS Services filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. During February 2001, KCS Services emerged from bankruptcy. Management of the Company does not believe that this will have any adverse impact on the Company's operations.

(7)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     For purposes of estimating the fair value of financial instruments, the Company has determined that the carrying amounts recorded on the balance sheet approximate the fair value for cash and cash equivalents, accounts receivable and current liabilities. In making this determination, the Company considered the short-term maturity of those assets and liabilities. The following table details the carrying value and approximate fair value of the Company's long-term debt at December 31, 2001 and 2000.

                                                       DECEMBER 31, 2001                      DECEMBER 31, 2000
                                             -----------------------------------    -------------------------------------
                                                 CARRYING       APPROXIMATE FAIR        CARRYING         APPROXIMATE FAIR
                                                  VALUE              VALUE                VALUE                VALUE
                                             ---------------    ----------------     ---------------     ----------------
         Long-term debt (see note 5)         $    80,156,000     $    80,156,000     $    36,000,000     $    40,203,000

     The fair value of the fixed-rate long-term debt as of December 31, 2001 was estimated by assessing the consideration received by holders of such long-term debt in the Energy Partners, Ltd. merger and acquisition of the Company (see note 17) and the consideration received by holders of such long-term debt who did not elect to participate in the merger and acquisition. The fair value of the fixed-rate long-term debt as of December 31, 2000 was estimated by discounting the principal and interest payments at rates available for debt of similar terms and maturity.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


(8)  MANDATORILY REDEEMABLE PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of Redeemable Preferred Stock with a $0.01 par value per share and a $100 liquidation value per share. Issued and outstanding shares were 180,038 at December 31, 2001 and 2000, respectively. The Redeemable Preferred Stock has the following features: (i) a dividend rate of $10 per share per annum, payable quarterly; (ii) dividends could, at the Company's option, be paid through September 1998 in shares of Redeemable Preferred Stock at a price of $100 per share; and (iii) dividends in arrears accrue at a rate of $12.50 per share per annum until such dividends in arrears are paid. The Company has been in arrears in payment of cash dividends on its Redeemable Preferred Stock since July 30, 2001 and as of December 31, 2001 accrued dividends in arrears total approximately $1,688,000 which are included in the accompanying 2001 consolidated balance sheet in accounts payable and accrued liabilities.

     The holders of the Redeemable Preferred Stock are entitled to elect three directors to the board of directors. The board of directors is restricted to nine members with the balance of up to six members to be elected by the holders of Series A Common Stock. Each share of Redeemable Preferred Stock is currently convertible into 15.87 shares of the Company's Series A Common Stock.

     The Company currently can, at its option, redeem on a non pro-rata basis the Redeemable Preferred Stock at a redemption price of $100 per share plus accrued and unpaid dividends. Optional redemption offers to any management shareholder (defined as Gary L. Hall, Wayne P. Hall or Bruce R. Sidner) may only be made on a pro-rata basis to all holders. At December 31, 2001 and 2000, the Redeemable Preferred Stock was subject to mandatory redemption in three equal installments on August 15, 2001, 2002, and 2003 with a redemption price of $100 per share plus accrued and unpaid dividends. The Company was statutorily unable to redeem one-third of the outstanding Redeemable Preferred Stock on August 15, 2001 as provided by its terms.

(9)  STOCK WARRANTS

     Warrants to purchase 1,577,521 shares of Series B Nonvoting Common Stock expired unexercised on August 15, 2001. Such warrants had been outstanding with a predecessor of Chase Bank and had been issued in connection with a prior lending transaction. The warrants had an initial exercise price of $5.00 per share, subject to adjustment, and were exercisable during the ten-year period following their issuance.

(10) EARNINGS PER SHARE

     Presented below is a reconciliation of income and shares for purposes of computing basic and diluted earnings per share.

                                                                              YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------------------
                                                        2001                          2000                        1999
                                             -------------------------     -------------------------   -------------------------
                                                 LOSS          SHARES         INCOME        SHARES         LOSS          SHARES
                                             ------------    ---------     -----------     ---------   ------------    ---------
Income (loss) per common share - basic       $(17,362,000)   3,175,489     $20,084,000     3,175,489   $(18,426,000)   3,175,489
Convertible preferred stock                            --           --       1,913,000     2,857,203             --           --
Income (loss) per common share - diluted     $(17,362,000)   3,175,489     $21,997,000     6,032,692   $(18,426,000)   3,175,489

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     For all periods presented, the stock warrants were considered to be anti-dilutive in computing diluted earnings per share.

(11) HALL-HOUSTON EMPLOYEE ROYALTY TRUST

     In 1988, the Company established a grantor trust (Employee Royalty Trust) for the purpose of providing deferred compensation for management and employees and subsequently transferred to the Employee Royalty Trust certain overriding royalty interests in unproved oil and natural gas leases. The Employee Royalty Trust is consolidated with the Company for financial statement and income tax purposes.

     During 2000, the Employee Royalty Trust sold its overriding royalty interests in certain oil and natural gas properties to an unaffiliated purchaser for approximately $136,000 and increased its deferred compensation obligation by the same amount. The gains on the sale of Employee Royalty Trust overriding royalty interests and the related employee compensation in an equal amount are eliminated for financial reporting purposes. In addition, during 2001 and 2000 the Employee Royalty Trust received distributions of approximately $48,000 and $50,000, respectively, from a trust associated with the Company's 1996 Facility (see note 5) and increased its deferred compensation obligation by the same amount. The distributions and the related employee compensation in an equal amount are eliminated for financial reporting purposes. During 2000, the Employee Royalty Trust distributed approximately $1,036,000 as compensation to management and employees in the form of cash bonuses.

     During 1996, the Employee Royalty Trust participated in the Company's 1996 Facility (see note 5) by committing to advance funds, with such borrowings to be evidenced by a $1,500,000 1996 Note issued by the Company. The Company repaid all amounts outstanding to the Employee Royalty Trust under such borrowing and interest of approximately $79,000 during 2000. In addition, during 2001 and 2000 the Employee Royalty Trust made short-term loans to the Company for $5,800,000, which bear interest at prime plus 3% per annum. On January 15, 2002, the Employee Royalty Trust sold the promissory notes totaling $5,800,000, including the right to payment of all indebtedness (both principal and interest), and overriding royalty interests it held to Energy Partners, Ltd. (see note 17). The Company paid interest of approximately $159,000 associated with such borrowings during 2000. The note receivable of the Employee Royalty Trust and the note payable of the Company to the Employee Royalty Trust have been eliminated for financial reporting purposes. As of December 31, 2001 and 2000, the Employee Royalty Trust held cash of approximately $267,000 and $56,000, respectively. In addition, as of December 31, 2000, the Employee Royalty Trust had investments of approximately $19,000 available for distribution.

(12) RELATED PARTY TRANSACTIONS

     During 2001, an entity affiliated with a director of the Company made a short-term loan to the Company of $5,000,000 (see note 4) of which $4,000,000 had been advanced and was outstanding as of December 31, 2001. The Note is due on January 31, 2002, bears interest at 10% per annum and is secured by the Company's interest in certain oil and natural gas properties.

     During 2001, Wayne P. Hall and Bruce R. Sidner (each an officer, director, and shareholder in the Company) and an entity affiliated with Gary L. Hall (an officer, director, and controlling shareholder in the Company) guaranteed a loan made to the Company by a commercial bank (see note 4), which guarantee

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     was collateralized by assets pledged by two such persons. Such parties received no consideration for guaranteeing the Company's loan.

     During 2001, an entity affiliated with a director of the Company participated in the Company's WC 431 Facility (see note 5) by advancing $4,000,000 with such borrowings being evidenced by a $4,080,000 WC 431 Note inclusive of the $80,000 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled $4,080,000 inclusive of the facility fee. Terms of such WC 431 Note were identical to those of other participants in the Company's WC 431 Facility.

     During 2001, an entity affiliated with a director of the Company participated in the Company's EC 263 Facility (see note 5) by advancing $1,920,000 with such borrowings being evidenced by a $1,958,400 EC 263 Note inclusive of the $38,400 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled approximately $1,901,000 inclusive of the facility fee. Terms of such EC 263 Note were identical to those of other participants in the Company's EC 263 Facility.

     During 2001, various officers and directors and entities affiliated with them participated in the Company's EC 161 Facility (see note 5) by advancing $8,000,000 with such borrowings being evidenced by $8,160,000 of EC 161 Notes inclusive of the $160,000 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled approximately $7,384,000 inclusive of the facility fee. Terms of such EC 161 Notes were identical to those of other participants in the Company's EC 161 Facility.

     During 2000, various officers and directors and entities affiliated with them participated in the Company's 2000 Facility (see note 5) by committing to advance $10,500,000 with such borrowings being evidenced by $10,710,000 of 2000 Notes inclusive of the $210,000 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled $10,710,000 inclusive of the facility fee. Terms of such 2000 Notes were identical to those of other participants in the Company's 2000 Facility.

     During 2000, various officers and directors and entities affiliated with them participated in the Company's ST 185 Facility (see note 5) by advancing $9,100,000 with such borrowings being evidenced by $9,282,000 of ST 185 Notes inclusive of the $182,000 facility fee. As of December 31, 2001 amounts outstanding thereunder totaled approximately $6,651,000 inclusive of the facility fee. Terms of such ST 185 Notes were identical to those of other participants in the Company's ST 185 Facility.

     During 1999, a director, entities affiliated with an officer and an entity affiliated with a director participated in the Company's 1999 Facility (see note 5) by advancing $6,350,000 with such borrowings being evidenced by $6,350,000 of 1999 Notes (which amount was repaid in full in 2000, with no amounts remaining outstanding as of December 31, 2000). The terms of such 1999 Notes were identical to those of other participants in the Company's 1999 Facility.

     During 1999, an entity consisting primarily of various officers, directors, and affiliated entities purchased for approximately $2,306,000 overriding royalty interests in a number of oil and natural gas properties from the Employee Royalty Trust (see note 11). The entity also purchased for approximately $194,000 overriding royalty interests in two oil and natural gas properties from the Company.

     During 1996, various officers, directors, and affiliated entities (other than the Employee Royalty Trust, which is discussed in note 11) participated in the Company's 1996 Facility (see note 5) by committing to advance $16,800,000 (which was subsequently increased to approximately $16,852,000 in 1998), with

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999

     such borrowings being evidenced by $16,852,000 of 1996 Notes (under which $16,849,000 had been advanced and was subsequently repaid in full in 2000, with no amounts remaining outstanding as of December 31, 2000). The terms of such 1996 Notes were identical to those of other participants in the Company's 1996 Facility.

     Gary L. Hall (an officer, director, and controlling shareholder in the Company), certain of his relatives and affiliated entities, Bruce R. Sidner, Wayne P. Hall, and John H. Peper (each an officer, director, and shareholder in the Company) and entities affiliated with W.P. Dillard (a director and shareholder of the Company) have participated as working interest owners in various oil and natural gas properties in which the Company also owned and, in certain instances presently owns, an interest. Amounts due from such persons were approximately $381,000 and $358,000 as of December 31, 2001 and 2000, respectively.

     The Company has entered into master service agreements, master time charter agreements and production management agreements with certain holders of the Company's securities. In particular, the Company has such an agreement with a entity affiliated with a member of the Company's board of directors. Under these agreements, the relevant holders provide goods and services on a nonexclusive basis as requested by the Company in its drilling and production operations. In certain cases, amounts paid by the Company under these agreements are material to the Company or relevant supplier. Amounts outstanding under such agreements were approximately $3,108,000 and $471,000 as of December 31, 2001 and 2000, respectively.

(13) INCOME TAXES

     Components of income tax benefit for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                                        2001              2000                1999
                                                   -------------      -------------      -------------
Current expense (benefit)                          $    (879,000)     $   1,049,000      $    (122,000)
Deferred expense (benefit)                            (9,656,000)        (2,791,000)                --
                                                   -------------      -------------      -------------

              Total                                $ (10,535,000)     $  (1,742,000)     $    (122,000)
                                                   =============      =============      =============


       Reconciliations of the United States federal statutory rate to the Company's effective rate of income (loss) are as follows:

                                                               PERCENTAGE OF PRETAX EARNINGS
                                                          --------------------------------------
                                                            2001           2000           1999
                                                          --------       --------       --------
Federal statutory rate                                      (35.00)%        35.00%        (35.00)%
Change in valuation allowance for deferred tax assets        (3.52)        (43.55)         34.25
Other                                                        (2.38)         (0.05)            --
                                                          --------       --------       --------
Effective tax rate                                          (40.90)%        (8.60)%        (0.75)%
                                                          ========       ========       ========

     At December 31, 2001 the Company had entered into a merger agreement (see note 17). The Company and the purchaser will make an election under IRC
     Section 338 to treat the sale of the Company as a sale of the Company's assets at which time the Company will recognize a gain and will use a majority of its net

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999


     operating losses. Therefore, the Company recorded a benefit for a portion of its deferred tax assets as of December 31, 2001. The Company has determined that it is more likely than not that a portion of the deferred tax assets will not be realized and has recorded a valuation allowance for those amounts. During 2001 and 2000, the valuation allowance decreased by approximately $907,000 and $8,820,000, respectively.

     The components of net deferred tax assets at December 31, 2001 and 2000 are as follows:

                                                      2001                2000
                                                   -------------      -------------
Net operating loss carryforwards                   $   7,964,000      $          --
Oil and natural gas property differences               4,744,000          3,428,000
Compensation accrual                                   2,304,000          1,979,000
Alternative minimum tax credits                        1,935,000          2,791,000
                                                   -------------      -------------

                                                      16,947,000          8,198,000

Valuation allowance on deferred tax assets            (4,500,000)        (5,407,000)
                                                   -------------      -------------

Net deferred tax assets                            $  12,447,000      $   2,791,000
                                                   =============      =============


     Temporary differences between the financial and tax basis of the Company's deferred tax assets and liabilities are principally related to differences in the financial statement amounts and tax basis amounts for oil and natural gas properties due to differences in determining depletion, depreciation, and amortization, intangible drilling costs, abandonments, and lease impairments. The tax effect of alternative minimum tax credit carryforwards available to the Company for tax purposes have been measured as deferred tax assets.

     At December 31, 2001, the Company has approximately $22,755,000 in net operating loss carryforwards, which expire beginning in the year 2012.

(14) LEASES

     The Company leases office space under a noncancelable operating lease which expires on April 30, 2002. The Company amended such lease agreement in 2002. Future minimum annual lease payments are as follows under such amended agreement:

                            RENTAL PAYMENTS
                            ---------------
          2002              $       611,000
          2003                      703,000
          2004                      715,000
          2005                      727,000
          2006                      738,000
          Thereafter              1,767,000
                            ---------------
                            $     5,261,000
                            ===============

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999

     The Company incurred rent expense of approximately $423,000, $391,000, and $396,000 during the years ended December 31, 2001, 2000, and 1999, respectively.

(15) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan for the benefit of its employees. The Company's contribution to the 401(k) plan is discretionary. The Company did not elect to make a contribution for 2001 and the Company contribution committed for 2000 amounted to approximately $352,000. During 2001, the Company contributed approximately $352,000 in cash in satisfaction of the Company's 2000 401(k) contribution commitment.

(16) CONTINGENCIES

     The Company has been named as a defendant in various lawsuits incidental to the nature of its operations. There are also certain commitments and uncertainties related to its normal operations or incidental to the property sales previously made by the Company. Management believes that there are no commitments, uncertainties or contingent liabilities that will have a material adverse effect on the consolidated financial position or results of operations of the Company, although it is possible that new information or future developments could require the Company to reassess its potential exposure related to these matters.

(17) AGREEMENT AND PLAN OF MERGER

     On January 15, 2002, the Company was acquired by Energy Partners, Ltd.
     (EPL) and became a wholly owned subsidiary of EPL.

     Holders of the Company's long-term debt tendered approximately $76,742,000 of such debt in exchange for a combination of approximately $38,371,000 in newly-issued EPL 11% Senior Subordinated Notes and approximately 383,707 shares of newly-issued EPL Exchangeable Convertible Preferred Stock which has a liquidation preference of $100 per share. The balance of the Company's non-tendered debt of approximately $3,414,000 was retired for cash. Holders of the Company's debt also received cash in payment of accrued interest of approximately $2,841,000. Holders of classes of debt with nominal overriding royalty interests (see note 5) also received approximately $984,000 in accordance with the terms of the applicable credit facility.

     Common shareholders exchanged their stock for $150,000 in cash and warrants to purchase 1,000,000 shares of EPL common stock.

     Redeemable Preferred shareholders exchanged their stock for $225,000 in cash and warrants to purchase 1,500,000 shares EPL common stock. Redeemable Preferred shareholders also received the right to 75% of contingent consideration, the value of which will not exceed $50,000,000, related, in general, to the before tax present value of future proved reserve additions from exploratory prospect acreage held by the Company on January 15, 2002. The Redeemable Preferred shareholders relinquished their rights to dividends in arrears and redemption obligations beyond the cash and securities received as merger consideration.

     Contemporaneously with the acquisition, the Company issued 125,000 shares of 2002 Preferred Stock in exchange for the working interests held by certain entities affiliated with Gary L. Hall (an officer, director, and controlling shareholder in the Company), and Bruce R. Sidner, Wayne P. Hall and John H. Peper (each an officer, director, and shareholder in the Company). The 2002 Preferred shareholders then exchanged their stock for warrants to purchase 500,000 shares of EPL common stock. The 2002 Preferred Stock shareholders also received the right to 25% of contingent consideration, the value of which will not exceed $50,000,000, related, in general, to the before tax present value of future proved reserve additions from exploratory prospect acreage held by the Company on January 15, 2002.

     The Employee Royalty Trust exchanged promissory notes totaling $5,800,000, including the right to payment of all indebtedness (both principal and interest), and overriding royalty interests held by it for $250,000 in cash and warrants to purchase 1,000,000 shares of EPL common stock.

     The trusts associated with the Company's 2000 Facility and 1996 Facility received approximately $1,100,000 in cash and 574,931 shares of EPL common stock in exchange for the overriding royalty interests held by such trusts.

(18) SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

     Users of this information should be aware that the process of estimating quantities of proved and proved developed natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering, and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological, and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999

       The following table sets forth the Company's net proved reserves, including the changes therein, and proved developed reserves:

                                                                             CRUDE
                                                                         OIL/CONDENSATE
                                                    NATURAL GAS (Mmcf)     (BARRELS)
                                                    ------------------   --------------
Proved developed and undeveloped reserves:
    December 31, 1998                                       11,523           120,185
      Purchases of reserves in place                        16,169           329,186
      Sale of reserves                                     (29,918)               --
      Extension, discoveries, and other additions           61,791           703,297
      Production                                            (1,415)          (58,509)
                                                        ----------        ----------

    December 31, 1999                                       58,150         1,094,159
      Purchases of reserves in place                            --                --
      Sale of reserves                                     (39,925)         (438,067)
      Extension, discoveries, and other additions           26,598          (175,639)
      Production                                            (3,825)          (85,984)
                                                        ----------        ----------

    December 31, 2000                                       40,998           394,469
      Purchases of reserves in place                            --                --
      Sale of reserves                                      (5,273)         (302,236)
      Extension, discoveries, and other additions           25,319           238,028
      Production                                            (6,170)          (33,476)
                                                        ----------        ----------

    December 31, 2001                                       54,874           296,785
                                                        ==========        ==========

Proved developed reserves:
    December 31, 1999                                       40,846           644,950
    December 31, 2000                                       23,268           351,590
    December 31, 2001                                       38,082           296,785

       Capitalized costs for oil and natural gas producing activities consist of the following:

                                                           YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                               2001                 2000                 1999
                                           -------------        -------------        -------------
Proved properties                          $ 143,744,000        $  81,086,000        $  77,115,000
Unproved properties                            5,647,000            5,289,000            6,390,000
Accumulated depreciation, depletion,
    impairment, and amortization             (64,762,000)         (41,242,000)         (39,282,000)
                                           -------------        -------------        -------------

              Net capitalized costs        $  84,629,000        $  45,133,000        $  44,223,000
                                           =============        =============        =============

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999

       Costs incurred for oil and natural gas property acquisition, exploration, and development activities for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                            2001              2000              1999
                                         -----------       -----------       -----------
Acquisition                              $ 3,146,000       $ 1,826,000       $ 9,174,000
Exploration                               53,606,000        17,189,000        29,143,000
Development                               23,289,000        17,209,000        15,693,000
                                         -----------       -----------       -----------

              Total costs incurred       $80,041,000       $36,224,000       $54,010,000
                                         ===========       ===========       ===========

       STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO RESERVES

       The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 (SFAS No. 69), Disclosures about Oil and Natural gas Producing Activities. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company's oil and natural gas properties.

       The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations;
       (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

       Under the standardized measure, future cash inflows were estimated by applying period end oil and natural gas prices adjusted for fixed and determinable escalations to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS 69.

       Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

                    HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                    Notes to Consolidated Financial Statement

                        December 31, 2001, 2000, and 1999

       The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

                                                          2001                 2000                 1999
                                                     -------------        -------------        -------------
Future cash inflows                                  $ 148,609,000        $ 401,737,000        $ 156,169,000
Future production costs                                (21,312,000)         (18,394,000)         (25,739,000)
Future development and abandonment costs               (27,852,000)         (28,399,000)         (30,981,000)
Future income tax expense                                       --         (106,151,000)          (9,920,000)
                                                     -------------        -------------        -------------
Future net cash flows after income taxes                99,445,000          248,793,000           89,529,000
10% annual discount for estimated timing of
    cash flows                                         (20,161,000)         (61,293,000)         (18,056,000)
                                                     -------------        -------------        -------------

 Standardized measure of discounted future net
   cash flows                                        $  79,284,000        $ 187,500,000        $  71,473,000
                                                     =============        =============        =============

       A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                                       2001                 2000                 1999
                                                   -------------        -------------        -------------
Beginning of the period                            $ 187,500,000        $  71,473,000        $   4,830,000
Sales, net of production costs                       (14,386,000)          (8,333,000)           2,563,000
Purchases of reserves in place                                --                   --           18,633,000
Net changes in prices and production costs          (202,112,000)         330,809,000          (15,660,000)
Extensions, discoveries, and improved
    recovery, net of future production costs          32,469,000          159,641,000           93,243,000
Change in estimated future development costs          (1,321,000)         (11,076,000)             121,000
Development costs incurred                            23,289,000           17,209,000           15,693,000
Revision in quantity estimates                        11,904,000            4,459,000           (4,689,000)
Accretion of discount                                 26,065,000            7,167,000              483,000
Net change in income taxes                            73,147,000          (72,950,000)            (197,000)
Sales of reserves in place                           (16,006,000)         (62,521,000)         (51,482,000)
Changes in production rates and other                (41,265,000)        (248,378,000)           7,935,000
                                                   -------------        -------------        -------------

End of period                                      $  79,284,000        $ 187,500,000        $  71,473,000
                                                   =============        =============        =============

       The computation of the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves at December 31, 2001 was based on period end prices which approximated $2.65 per Mcf for natural gas and $20.14 per barrel for crude oil.

                              ENERGY PARTNERS, LTD
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    On January 15, 2002, Energy Partners, Ltd. (EPL) acquired Hall-Houston Oil Company (Hall-Houston). Consideration was approximately $88.3 million, consisting of $5.1 million of cash, 574,931 shares of EPL's Common Stock, $0.01 par value per share, $38.4 million in Series D Exchangeable Convertible Preferred Stock $1.00 par value and $38.4 million in 11% Senior Subordinated Notes, 1 million warrants to purchase EPL Common Stock at $9.00 per share and 3 million warrants to purchase EPL Common Stock at $11.00 per share. In addition EPL assumed Hall-Houston's working capital deficit. All of the purchase price was allocated to the net assets acquired.

    The following unaudited pro forma condensed consolidated financial information has been prepared by management utilizing the historical financial statements of EPL and Hall-Houston for the year ended December 31, 2001. Adjustments have been made to reflect the financial impact of purchase accounting and other items had the acquisition taken place on January 1, 2001 with respect to operating data and December 31, 2001 with respect to the balance sheet data. The pro forma adjustments are described in the accompanying notes and are based upon preliminary estimates and certain assumptions that management of the companies believes reasonable under the circumstances.

    The unaudited pro forma condensed consolidated financial information is presented for comparative purposes only and does not purport to be indicative of the results which would actually have been obtained had the acquisition been effected on the pro forma date, nor is it indicative of the results which may be obtained in the future. The unaudited pro forma condensed consolidated financial information in the opinion of management reflects all adjustments necessary to present fairly the data for such periods.

                              ENERGY PARTNERS, LTD
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001
                                 (In thousands)
                                  (Unaudited)




                                                       HISTORICAL      HISTORICAL
                                                          EPL         HALL-HOUSTON         ADJUSTMENTS       PRO FORMA
                                                       ----------     ------------         -----------       ---------
Current assets:
  Cash and cash equivalents                            $      --        $   1,178                            $   1,178
  Trade and other accounts receivable                     13,753            6,283                               20,036
  Fair value of commodity derivative instruments           2,047               --                                2,047
  Prepaid expenses and other                               1,459            3,568                                5,027
                                                       ---------        ---------                            ---------
       Total current assets                               17,259           11,029                               28,288

Property and equipment - net                             223,862           84,968          (a) 42,016          350,846

Other assets                                                 363              928                                1,291
Deferred financing costs                                   1,293            1,168          (a) (1,168)           1,293
                                                       ---------        ---------                            ---------
                                                       $ 242,777        $  98,093                            $ 381,718
                                                       =========        =========                            =========

Current liabilities:
  Accounts payable and accrued expenses                $  21,389        $  32,250          (a) (4,132)       $  49,507
  Current maturities of long-term debt
    and notes payable                                         85            7,365                                7,450
                                                       ---------        ---------                            ---------
      Total current liabilities                           21,474           39,615                               56,957

Long-term debt                                            25,408           86,739          (a)(86,739)          75,217
                                                                                           (a) 11,438
                                                                                           (a) 38,371
Deferred revenue                                              --            4,055                                4,055
Deferred income taxes                                     16,782          (12,447)         (a) 12,447           16,782
Other                                                     14,246            6,784          (a) (2,001)          19,029

Redeemable preferred stock                                    --           18,004          (a)(18,004)              --

Stockholders' equity:
  Preferred stock                                             --               --          (a) 38,371           38,371
  Common stock                                               269               32          (a)    (32)             275
                                                                                           (a)      6
  Additional paid-in-capital                             180,995               82          (a)    (82)         187,429
                                                                                           (a)  6,434
  Accumulated other comprehensive income                     981               --                                  981
  Accumulated deficit                                    (17,378)         (44,771)         (a) 44,771          (17,378)
                                                       ---------        ---------                            ---------
       Total stockholders' equity                        164,867          (44,657)                             209,678
                                                       ---------        ---------                            ---------
                                                       $ 242,777        $  98,093                            $ 381,718
                                                       =========        =========                            =========

                              ENERGY PARTNERS, LTD
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                     (In thousands, except per share data)
                                  (Unaudited)


                                                  HISTORICAL       HISTORICAL
                                                     EPL          HALL-HOUSTON      ADJUSTMENTS     PRO FORMA
                                                  ---------       ------------      -----------     ---------
Revenue:
  Oil and gas                                     $ 143,870        $  27,904                        $ 171,774
  Other                                               2,057            1,650                            3,707
                                                  ---------        ---------                        ---------
                                                    145,927           29,554                          175,481
                                                  ---------        ---------                        ---------

Costs and expenses:
  Lease operating                                    36,269            8,760        (b)(1,948)         43,081
  Taxes, other than on earnings                       7,190               --                            7,190
  Exploration expenditures and dry holes             15,141           14,283                           29,424
  Impairment of oil and gas properties                   --            7,312                            7,312
  Depreciation, depletion and amortization           46,870           18,064        (c) 3,173          68,107
  General and administrative
     Stock-based compensation                         1,651               --                            1,651
     Other general and administrative                18,182            4,274        (b) 1,948          24,404
                                                  ---------        ---------                        ---------
        Total costs and expenses                    125,303           52,693                          181,169
                                                  ---------        ---------                        ---------

Income (loss) from operations                        20,624          (23,139)                          (5,688)
                                                  ---------        ---------                        ---------

Other income (expense):
  Interest income                                       329              329                              658
  Interest expense                                   (1,916)          (9,406)       (d) 4,797          (6,525)
  Gain on sale of oil and gas assets                     39            6,457                            6,496
                                                  ---------        ---------                        ---------
                                                     (1,548)          (2,620)                             629
                                                  ---------        ---------                        ---------

        Income (loss) before income taxes            19,076          (25,759)                          (5,059)

Income taxes                                         (7,102)          10,535        (e)(1,612)          1,821
                                                  ---------        ---------                        ---------
        Net income (loss)                         $  11,974        $ (15,224)                       $  (3,238)
                                                  =========        =========                        =========

Basic earnings (loss) per share                   $    0.45                                      (f)$   (0.22)
                                                  =========                                         =========
Basic weighted average shares outstanding            26,865                                            27,440
                                                  =========                                         =========
Diluted earnings (loss) per share                 $    0.44                                      (f)$   (0.22)
                                                  =========                                         =========
Diluted weighted average shares outstanding          26,920                                            27,440
                                                  =========                                         =========

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


(1)  ENTRIES

(a) EPL acquired Hall-Houston for aggregate consideration of $88.3 million consisting of $5.1 million of cash, 574,931 shares of EPL's common stock valued at $5.81 per share, $38.4 million in Series D Exchangeable Convertible Preferred Stock (Preferred Stock) which has a conversion price of $8.54 per share, $38.4 million in 11 % Senior Subordinated Notes (Senior Notes) and warrants with a Black Scholes value of $3.1 million which will convert into 1 million shares of EPL common stock at a strike price of $9.00 and 3 million shares of EPL common stock at a strike price of $11.00. EPL also paid interest accruing through the closing date and assumed Hall-Houston's working capital deficit as of January 15, 2002. This entry adjusts the historical book values of Hall-Houston's assets and liabilities to their estimated fair values as of December 31, 2001. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown below (in thousands, except share data):

     Calculation and preliminary allocation of purchase price:

Shares of EPL common stock issued                                                         574,931
Average EPL stock price                                                                  $   5.81
                                                                                         --------
Fair value of common stock issued                                                        $  3,340
Fair value of EPL warrants issued                                                           3,100

Cash paid                                                                                   1,725
                                                                                         --------
Fair value of common stock, warrants and cash issued                                     $  8,165
Fair value of EPL Preferred Stock issued to Hall-Houston debt holders                      38,371
Fair value of EPL Senior Notes issued to Hall-Houston debt holders                         38,371
Cash paid to Hall-Houston debt holders not accepting debt exchange consideration            3,414
Cash paid to Hall-Houston debt holders for accrued interest and nominal overriding
  royalty interests                                                                         3,429
Plus estimated merger costs to be incurred                                                  2,870
                                                                                         --------
     Total purchase price                                                                $ 94,620

Plus fair value of liabilities assumed by EPL:
Current liabilities(1)                                                                   $ 35,483
Deferred income taxes                                                                          --
Other non current liabilities, excluding abandonment liability of $2.0 million              8,838
                                                                                         --------
    Total purchase price plus liabilities assumed                                        $138,941
                                                                                         --------

Fair value of assets acquired by EPL:
Current assets                                                                           $ 11,029
Proved oil and gas properties                                                             124,509
Unproved oil and gas properties                                                             2,136
Other property and equipment                                                                  339
Other assets                                                                                  928
                                                                                         --------
    Fair value of assets acquired                                                        $138,941
                                                                                         --------

          (1) excludes $1.7 million of accrued Hall-Houston dividends as the rights to such were relinquished and $2.4 million of accrued interest paid at closing.

          The entire purchase price has been allocated to the net assets acquired. Deferred financing costs of $1.2 million for Hall-Houston debt which was redeemed or converted has been given no value in the purchase accounting and abandonment liabilities of $2.0 million accrued on Hall-Houston producing leases have been adjusted out of other liabilities in the purchase accounting as the abandonment will be accrued by EPL over the producing lives of the leases acquired.

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

          Due to the taxable nature of the transaction, EPL will make an election under Section 338 of the Internal Revenue Service Code. This election will restate the tax basis of Hall-Houston's assets to fair market value resulting in no difference between the book and tax basis of the assets and liabilities acquired. All Hall-Houston deferred tax assets have been eliminated in the purchase accounting entries.

          The purchase price allocation is preliminary and is subject to change due to several factors, including: (1) changes in the fair values of Hall-Houston's assets and liabilities as of the closing date of the merger and (2) the actual merger costs incurred.

          Payment of up to an additional $50 million for the acquisition is contingent upon the attainment of certain objectives. Annually beginning March 1, 2003 through 2007, additional consideration, if any, will be paid in stock or cash at our option (with a minimum of 20% in cash), based upon a percentage of the amount by which the before tax net present value related, in general, to exploratory prospect acreage acquired exceeds a net present value discounted at 30%. Due to the uncertainty inherent in estimating the value of the contingent consideration, total final consideration will not be determined until March 1, 2007. Any amounts paid will be capitalized as additional purchase price when paid and have not been included in the pro forma calculations.

(b) To reclassify Hall-Houston insurance expense from lease operating to general and administrative to be consistent with the classification in EPL's historical statement of operations.

(c) This adjustment reflects the change in depreciation, depletion and amortization amounts recorded on a historical basis to amounts that would have been included in the financial statements effective January 1, 2001.

(d)  To record the net change in interest expense from:

     -  $38.4 million of Senior Notes at the current interest rate of 11%

     - Interest expense on $11.4 million of additional borrowings under EPL's bank credit facility at EPL's then outstanding borrowing rate of 3.4%

     - The reduction in interest expense due to the redemption or conversion of all Hall-Houston long-term debt.

Senior Notes issued in exchange for Hall-Houston debt                $ 4,221
Increased borrowing under EPL bank facility using current rate           388
Redemption of Hall-Houston debt                                       (9,406)
                                                                     -------
   Adjustment needed                                                 $(4,797)
                                                                     -------

(e) To record the provision for Federal and state income taxes at a corporate statutory rate of 36%.

(f) To reflect pro forma net income per basic share. Pro forma diluted earnings per share has not been presented below as any common stock equivalents would be antidilutive. Income available to common stockholders are derived as follows (in thousands, except per share amounts):

                                    Income          Shares      Per-Share
                                  (Numerator)   (Denominator)     Amount
                                  -----------   -------------   ---------
Net loss                           $(3,238)
7% preferred stock dividends        (2,686)
                                   -------
BASIC EPS:
Loss available to common
    stockholders                    (5,924)        27,440       $(0.22)
                                   -------                      ------

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

(2) SUPPLEMENTAL PRO FORMA INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

     The following pro forma supplemental information regarding oil and gas operations is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

     The following table reflects the costs incurred in oil and gas property acquisitions, exploration and development activities of EPL and Hall-Houston and the combined company on a pro forma basis, for the year ended December 31, 2001 (in thousands):

                                                                      Combined
                                          EPL        Hall-Houston     Company
                                        --------     ------------     --------
Oil and gas property acquisitions       $  2,516       $  3,146       $  5,662
Exploration                               45,592         53,606         99,198
Development                               55,882         23,289         79,171
                                        --------       --------       --------
   Total costs incurred                 $103,990       $ 80,041       $184,031
                                        ========       ========       ========

   The following tables set forth the changes in the net quantities of oil and gas reserves of EPL, Hall-Houston and the combined company on a pro forma basis, for the year ended December 31, 2001:

                                                                                  Combined
                                                     EPL          Hall-Houston     Company
                                                    ------        ------------    --------
                                                                   Oil-Mbbls
                                                                  ------------
Proved developed and undeveloped reserves at
    December 31, 2000                               27,521            394         27,915
Purchases of reserves in place                         117             --            117
Sale of reserves                                        --           (302)          (302)
Extensions, discoveries and other additions          2,797            311          3,108
Revisions                                           (1,192)           (73)        (1,265)
Production                                          (3,781)           (33)        (3,814)
                                                    ------           ----         ------
Proved developed and undeveloped reserves at
    December 31, 2001                               25,462            297         25,759
                                                    ======           ====         ======
Proved developed reserves as of:
   December 31, 2000                                25,024            352         25,376
   December 31, 2001                                22,176            297         22,473

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                                   Combined
                                                     EPL         Hall-Houston      Company
                                                   --------      ------------      --------
                                                                   Gas-Mmcf
                                                                 ------------
Proved developed and undeveloped reserves at
    December 31, 2000                                49,150          40,998          90,148
Purchases of reserves in place                          301              --             301
Sale of reserves                                         --          (5,273)         (5,273)
Extensions, discoveries and other additions          28,383          18,554          46,937
Revisions                                            (3,422)          6,765           3,343
Production                                          (12,615)         (6,170)        (18,785)
                                                   --------        --------        --------
Proved developed and undeveloped reserves at
    December 31, 2001                                61,797          54,874         116,671
                                                   ========        ========        ========

Proved developed reserves as of:
   December 31, 2000                                 39,522          23,268          62,790
   December 31, 2001                                 38,099          38,082          76,181

    Subsequent to December 31, 2001, Hall-Houston acquired additional working interests in several of its properties from affiliates. In addition EPL acquired overriding royalty interests directly from affiliates of Hall-Houston. These transactions combined increased proved reserves by approximately 5.8 Bcfe or 5%, as compared to the proved reserve quantities of the combined company as of December 31, 2001 that are disclosed in the previous tables and underlie the standardize measure data which follows.

     The following table sets forth the standardized measure of discounted future net cash flows relating to proved oil and gas reserves for EPL, Hall-Houston and the combined company on a pro forma basis, as of December 31, 2001 (in thousands):

                                                                                                   Combined
                                                     EPL         Hall-Houston     Adjustment(1)    Company
                                                  ---------      ------------     -------------   ---------
Future cash inflows                               $ 630,941        $ 148,609                      $ 779,550
   Future production costs                         (293,945)         (21,312)                      (315,257)
   Future development and abandonment
    costs                                          (168,989)         (27,852)                      (196,841)
   Future income tax expense                         (4,688)              --        (35,800)        (40,488)
                                                  ---------        ---------                      ---------
Future net cash flows after income taxes            163,319           99,445                        226,964
10% annual discount for estimated timing of
    cash flows                                      (39,942)         (20,161)         8,340         (51,763)
                                                  ---------        ---------                      ---------
Standardized measure of discounted future
    net cash flows                                $ 123,377        $  79,284                      $ 175,201
                                                  =========        =========                      =========


          (1) Hall-Houston's historical financial information includes net operating loss carryforwards sufficient to offset future taxable income. This entry adjusts the combined company future income taxes and related discount to reflect the pro forma future tax expense as the net operating losses will not be brought forward to the combined company.

     The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 2001 was based on period end spot prices adjusted for lease quality, transportation fees and price differentials. The December 31, 2001 computation for EPL was based on period end prices of approximately $2.71 per

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)


Mcf for natural gas and $18.21 per barrel for crude oil while Hall-Houston's computation was based on period end prices of approximately $2.65 per Mcf and $20.14 per barrel for crude oil.

     The following table includes the components of the changes in the standardized measure of discounted future net cash flows of EPL, Hall-Houston and the combined company on a pro forma basis, for the year ended December 31, 2001 (in thousands):

                                                                                                     Combined
                                                        EPL          Hall-Houston    Adjustment(1)    Company
                                                     ---------       ------------    -------------   ---------
Beginning of the period                              $ 348,102        $ 187,500                      $ 535,602
Sales and transfers of oil and gas produced
    net of production costs                           (100,411)         (14,386)                      (114,797)
Net changes in prices and production costs            (349,126)        (202,112)                      (551,238)
Extensions, discoveries and improved
    recoveries, net  of future production
    costs                                               49,217           32,469                         81,686
Revisions of quantity estimates                        (12,619)          11,904                           (715)
Previously estimated development costs
    incurred during the period                          10,861           23,289                         34,150
Purchases and sales of reserves in place                   637          (16,006)                       (15,369)
Changes in estimated future development costs          (20,014)          (1,321)                       (21,335)
Changes in production rates (timing) and other          11,638          (41,265)                       (29,627)
Accretion of discount                                   48,995           26,065                         75,060
Net change in income taxes                             136,097           73,147        (27,460)        181,784
                                                     ---------        ---------                      ---------
Net decrease                                          (224,725)        (108,216)                      (360,401)
                                                     ---------        ---------                      ---------
End of period                                        $ 123,377        $  79,284                      $ 175,201
                                                     =========        =========                      =========

          (1) Hall-Houston's historical financial information includes net operating loss carryforwards sufficient to offset future taxable income. This entry adjusts the combined company discounted future income taxes to reflect the change in the pro forma future tax expense as the net operating losses will not be brought forward to the combined company.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ENERGY PARTNERS, LTD.


Date: March 28, 2002               By: /s/ SUZANNE V. BAER
                                   --------------------------------------------
                                   Suzanne V. Baer
                                   Executive Vice President and Chief Financial
                                   Officer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
23.1            Consent of KPMG LLP